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Exhibit 10.2.1

VERIGY LTD. 2006 EQUITY INCENTIVE PLAN
NOTICE OF SHARE OPTION GRANT

        You have been granted the following option to purchase shares of the Ordinary Shares of Verigy Ltd. (the "Company"):

Name of Optionee:	«Name»
Total Number of Shares:	«TotalShares»
Type of Option:	«ISO» Incentive Share Option
«NSO» Nonstatutory Share Option
Exercise Price Per Share:	$«PricePerShare»
Date of Grant:	«DateGrant»
Vesting Commencement Date:	«VestDay»
Vesting Schedule:
This option becomes exercisable with respect to the first «CliffPercent»% of the Shares subject to this option when you complete «CliffPeriod» months of continuous "Service" (as defined in the Plan) as an "Awardee Eligible to Vest" (as defined in the Plan) from the date of this award. Thereafter, this option becomes exercisable with respect to an additional «Percent»% of the Shares subject to this option on each subsequent anniversary of the award date, provided that you continue to be an Awardee Eligible to Vest as of such date.
Expiration Date:	«ExpDate». This option may expire earlier if your Service terminates earlier, as described in the Share Option Agreement.

You and the Company agree that this option is granted under and governed by the terms and conditions of the Verigy Ltd. 2006 Equity Incentive Plan (the "Plan") and the Share Option Agreement, both of which are attached to and made a part of this document.

You further agree that the Company may deliver electronically all documents relating to the Plan or this option (including, without limitation, prospectuses required by the Securities and Exchange Commission) and all other documents that the Company is required to deliver to its security holders (including, without limitation, annual reports and proxy statements). You also agree that the Company may deliver these documents by posting them on a web site maintained by the Company or by a third party under contract with the Company. If the Company posts these documents on a web site, it will notify you regarding such posting.

OPTIONEE:	VERIGY LTD.

By:
Title:

VERIGY LTD. 2006 EQUITY INCENTIVE PLAN
SHARE OPTION AGREEMENT

Tax Treatment	This option is intended to be an incentive stock option under section 422 of the Internal Revenue Code or a nonstatutory stock option, as provided in the Notice of Share Option Grant.
Vesting
This option becomes exercisable in installments, during the Option term as shown in the Notice of Share Option Grant, as long as you remain an Awardee Eligible to Vest (as defined in the Plan). In addition, this option is subject to certain vesting acceleration provisions in the event your Service terminates because of retirement, total and permanent disability, or death.

Vesting may also be accelerated in connection with a termination without Cause (as defined in the Plan) within 12 months following a Change in Control (as defined in the Plan), or in connection with a corporate reorganization, as provided in the Plan.
This option will in no event become exercisable for additional shares after your Service has terminated for any reason, except as otherwise provided in the Plan and this agreement.
Term
This option expires in any event at the close of business at Company headquarters on the day before the 7th anniversary of the Date of Grant, as shown in the Notice of Share Option Grant. (It may expire earlier if your Service terminates, as described below.)
Regular Termination
If your Service terminates for any reason except death, total and permanent disability, or retirement due to age, in accordance with the Company's or a Subsidiary's or Affiliate's retirement policy, then this option will expire at the close of business at Company headquarters on the date three months after your termination date, or, if earlier, the expiration of the term of this option. The Company determines when your Service terminates for this purpose.
Death
If you die before your Service terminates, then this option will expire at the close of business at Company headquarters on the date 12 months after the date of death, or, if earlier, the expiration of the term of this option.
Disability
If your Service terminates because of your total and permanent disability, then this option will expire at the close of business at Company headquarters on the date 12 months after your termination date, or, if earlier, the expiration of the term of this option.

For all purposes under this Agreement, "total and permanent disability" means that you are unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted, or can be expected to last, for a continuous period of not less than one year.
Leaves of Absence and Part-Time Work
For purposes of this option, your Service does not terminate when you go on a military leave, a sick leave or another Company approved leave of absence, and if continued crediting of Service is required by the terms of the leave or by applicable law. But your Service terminates when the approved leave ends, unless you immediately return to active work.

Your status as an Awardee Eligible to Vest (as defined in the Plan) will always cease upon termination of employment with the Company or a Subsidiary or Affiliate except as provided in Article 5 of the Plan.

If you commence working on a part-time basis, then the vesting schedule specified in the Notice of Share Option Grant may be adjusted in accordance with the Company's part-time work policy or the terms of an agreement between you and the Company pertaining to your part-time schedule.
Restrictions on Exercise	The Company will not permit you to exercise this option if the issuance of shares at that time would violate any law or regulation.
Notice of Exercise
You may exercise this option from time to time for any number of shares for which the option is then exercisable, by notice in writing, electronically or by other means to, and as proscribed by, the Company's equity incentive administration service provider (the "administration service provider"). Your exercise notice will be effective and irrevocable at such time as your notice, method of payment (whether by cash, check, proceeds from the immediate sale of the option shares, or as otherwise provided in the Plan) and such other documentation as the administration service provider may require have been received by the administration service provider.
If someone else wants to exercise this option after your death, that person must prove to the Company's satisfaction that he or she is entitled to do so.
Form of Payment
When you exercise this option, you must provide for payment of the option exercise price for the shares that you are purchasing. To the extent permitted by applicable law, payment may be made in one (or a combination of two or more) of the forms set forth in Sections 5.7 (a), (c) and (d) of the Plan.

Withholding Taxes and Stock Withholding
You will not be allowed to exercise this option unless you make arrangements acceptable to the Company to pay any withholding taxes that may be due as a result of the option exercise. Such arrangements include an irrevocable direction to the Company's securities broker service provider to sell all or a part of the Shares being purchased under this option and to deliver all or part of the sales proceeds to the Company, pursuant to Section 5.7(c) of the plan.
Restrictions on Resale
You agree not to sell any option shares at a time when applicable laws, Company policies or an agreement between the Company and its underwriters prohibit a sale. This restriction will apply as long as your Service continues and for such period of time after the termination of your Service as the Company may specify.
Transfer of Option
Unless determined otherwise by the Committee, this option may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by the beneficiary designation, will or by the laws of descent or distribution and may be exercised, during your lifetime, only by you. If the Committee makes this option transferable, it shall contain such additional terms and conditions as the Committee deems appropriate.
Retention Rights
Your option or this Agreement does not give you the right to be retained by the Company or a subsidiary of the Company in any capacity. The Company and its subsidiaries reserve the right to terminate your Service at any time, with or without cause.
Stockholder Rights
You, or your estate or heirs, have no rights as a stockholder of the Company until you have exercised this option by submitting the required notice in accordance with the provisions under "Notice of Exercise" set forth above and paying the exercise price and any applicable withholding taxes. No adjustments are made for dividends or other rights if the applicable record date occurs before you exercise this option, except as described in the Plan.
Adjustments	In the event of a stock split, a stock dividend or a similar change in Company stock, the number of shares covered by this option and the exercise price per share may be adjusted pursuant to the Plan.
Applicable Law	This Agreement shall be governed by, and construed in accordance with, the laws of the Republic of Singapore (except its choice-of-law provisions).
The Plan and Other Agreements	The text of the Plan is incorporated in this Agreement by reference.

This Agreement and the Plan constitute the entire understanding between you and the Company regarding this option. Any prior agreements, commitments or negotiations concerning this option are superseded. This Agreement may be amended only by another written agreement between the parties.

YOUR ELECTRONIC SIGNATURE TO THIS NOTICE AND AGREEMENT IS YOUR AGREEMENT TO ALL OF THE TERMS AND CONDITIONS DESCRIBED ABOVE AND IN THE PLAN.

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  Exhibit 10.2.1
VERIGY LTD. 2006 EQUITY INCENTIVE PLAN NOTICE OF SHARE OPTION GRANT
VERIGY LTD. 2006 EQUITY INCENTIVE PLAN SHARE OPTION AGREEMENT